                                                FILED PURSUANT TO RULE 424(b)(3)
                                                REGISTRATION N0. 333-114332

                                   PROSPECTUS

                                 920,000 Shares

                              ESCALON MEDICAL CORP.
                                  Common Stock

                              --------------------

         This prospectus relates to the public offering, which is not being underwritten, of up to 920,000 shares of our common stock, which are held by certain of our current shareholders and warrantholders. In March 2004, we issued 800,000 shares of our common stock at a purchase price of $13 per share and warrants to purchase 120,000 shares of our common stock having an exercise price of $15.60 per share to the selling shareholders identified in this prospectus. Accordingly, this prospectus relates to the potential resale from time to time of up to 920,000 shares of our common stock by the selling shareholders identified in this prospectus.

         The prices at which such shareholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. While we may receive up to $1,872,000 upon the exercise of the warrants, we will not receive any of the proceeds from the sale of the shares.

         Our common stock is listed on the Nasdaq SmallCap Market under the symbol "ESMC." On April 19, 2004, the closing price for our common stock was $23.21 per share.

         Investing in our common stock involves risks. See "Risk Factors" beginning on page 2 of this prospectus.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         No person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by Escalon Medical Corp. (referred to in this prospectus as "Escalon" and "we"), any selling shareholder or by any other person. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof.

         This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

                 The date of this prospectus is April 20, 2004.

                                TABLE OF CONTENTS

                                                                                    PAGE
                                                                                    ----
Risk Factors................................................................          2

Cautionary Notice Regarding Forward-Looking Statements......................          9

Information About Escalon...................................................          9

Selling Shareholders........................................................         10

Plan of Distribution........................................................         12

Use of Proceeds.............................................................         14

Legal Matters...............................................................         14

Experts.....................................................................         14

Where You Can Find More Information.........................................         15

Incorporation by Reference..................................................         15

                                  RISK FACTORS

         This offering involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this prospectus before deciding to invest in shares of our common stock.

OUR PRODUCTS ARE SUBJECT TO STRINGENT ONGOING REGULATION BY THE FOOD AND DRUG ADMINISTRATION, KNOWN AS THE FDA, AND SIMILAR HEALTH AUTHORITIES, AND IF THE FDA'S APPROVALS OR CLEARANCES OF OUR PRODUCTS ARE RESTRICTED OR REVOKED WE COULD FACE DELAYS THAT WOULD IMPAIR OUR ABILITY TO GENERATE FUNDS FROM OPERATIONS.

         The FDA and similar health authorities in foreign countries extensively regulate our activities. We must obtain either 510(K) clearances or pre-market approvals and new drug application approvals prior to marketing a product in the United States. Foreign regulation also requires that we obtain other approvals from foreign government agencies prior to the sale of products in those countries. Also, we may be required to obtain FDA approval before exporting a product or device that has not received FDA marketing clearance or approval.

         We have received the necessary FDA approvals for all products that we currently market. Any restrictions on or revocation of the FDA approvals and clearances that we have obtained, however, would prevent the continued marketing of the impacted products and other devices. The restrictions or revocations could result from the discovery of previously unknown problems with the product. Consequently, the FDA revocation would impair our ability to generate funds from operations.

         The FDA and comparable agencies in state and local jurisdictions and in foreign countries impose substantial requirements upon the manufacturing and marketing of pharmaceutical and medical device equipment and related disposables, including the obligation to adhere to the FDA's Good Manufacturing Practice regulations. Compliance with these regulations requires time-consuming detailed validation of manufacturing and quality control processes, FDA periodic inspections and other procedures. If the FDA finds any deficiencies in the validation processes, for example, the FDA may impose restrictions on marketing the affected products until such deficiencies are corrected.

         We have received CE approval on several of our products that allows us to sell the products in the countries comprising the European Community. In addition to the CE Mark, however, some foreign countries may require separate individual foreign regulatory clearances. We cannot assure you that we will be able to obtain regulatory clearances for other products in the United States or foreign markets.

         The process for obtaining regulatory clearances and approvals and underlying clinical studies for any new products or devices and for multiple indications for existing products is lengthy and will require substantial commitments of our financial resources and our management's time and effort. Any delay in obtaining clearances or approvals or any changes in existing regulatory requirements would materially adversely affect our business.

         A failure to comply with applicable regulations would subject us to fines, delays or suspensions of approvals or clearances, seizures or recalls of products, operating restrictions, injunctions or civil or criminal penalties, which would affect adversely our business, financial condition and results of operations.

FAILURE OF THE MARKET TO ACCEPT OUR PRODUCTS COULD ADVERSELY IMPACT OUR BUSINESS AND FINANCIAL CONDITION.

         Our business and financial condition will depend upon the market acceptance of our products. We cannot assure you that our products will achieve market acceptance. Market acceptance depends upon a number of factors:

         -        the price of the products;

         -        the receipt of regulatory approvals for multiple indications;

         - the establishment and demonstration of the clinical safety and efficacy of our products; and

         - the advantages of our products over those marketed by our competitors.

         Any failure to achieve significant market acceptance of our products will have a material adverse effect on our business.

THE SUCCESS OF COMPETITIVE PRODUCTS COULD HAVE AN ADVERSE EFFECT ON OUR
BUSINESS.

         We face intense competition in the medical device and pharmaceutical markets, which are characterized by rapidly changing technology, short product life cycles, cyclical oversupply and rapid price erosion. Many of our competitors have substantially greater financial, technical, marketing, distribution and other resources. Our strategy is to compete primarily on the basis of technological innovation, reliability, quality and price of our products. Without timely introductions of new products and enhancements, our products will become technologically obsolete over time, in which case our revenues and operating results would suffer. The success of our new product offerings will depend on several factors, including our ability to:

         -        properly identify customer needs;

         - innovate and develop new technologies, services and applications;

         -        establishing adequate product distribution coverage;

         - obtain and maintain required regulatory approvals from the FDA and other regulatory agencies;

         -        protect our intellectual property;

         - successfully commercialize new technologies in a timely manner;

         - manufacture and deliver our products in sufficient volumes on time;

         -        differentiate our offerings from our competitors' offerings;

         -        price our products competitively;

         - anticipate competitors' announcements of new products, services or technological innovations; and

         -        general market and economic conditions.

         We cannot assure you that we will be able to compete effectively in this competitive environment.

OUR PRODUCTS EMPLOY PROPRIETARY TECHNOLOGY, AND THIS TECHNOLOGY MAY INFRINGE ON THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

         We hold several United States and foreign patents for our products. Other parties, however, hold patents relating to similar products and technologies. We believe that we are not infringing on any patents held by others. However, if patents held by others were adjudged valid and interpreted broadly in an adversarial proceeding, the court or agency could deem them to cover one or more aspects of our products or procedures. Any claims for patent infringement or claims by us for patent enforcement would consume time, result in costly litigation, divert technical and management personnel or require us to develop non-infringing technology or enter into royalty or licensing agreements. We cannot be certain that we will not be subject to one or more claims for patent infringement, that we would prevail in any such action or that our patents will afford protection against competitors with similar technology.

         If a court determines that any of our products, including our products used for the cannulation of blood vessels used in our vascular business segment, infringes, directly or indirectly, a patent in a particular market, the court may enjoin us from making, using and selling the product. Furthermore, we may be required to pay damages or obtain a royalty-bearing license, if available, on acceptable terms.

A SIGNIFICANT DECREASE IN THE SALE OF SILICON OIL BY BAUSCH & LOMB WOULD HAVE A NEGATIVE IMPACT ON OUR FINANCIAL POSITION, RESULTS OF OPERATIONS AND CASH FLOWS.

         We realized 14.43% and 14.24% of our net revenue during the six-month periods ended December 31, 2003 and 2002, respectively, from Bausch & Lomb's sales of Silicone Oil. We are entitled to receive this revenue from Bausch & Lomb, in varying amounts, through August 2005. The agreement with Bausch & Lomb, which commenced on August 13, 2000, is structured so that we receive consideration from Bausch & Lomb based on its adjusted gross profit from its sales of Silicone Oil on a quarterly basis. The consideration is subject to a factor, which steps down according to the following schedule:

                  From 8/13/00 to 8/12/01       100%
                  From 8/13/01 to 8/12/02        82%

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                  From 8/13/02 to 8/12/03        72%
                  From 8/13/03 to 8/12/04        64%
                  From 8/13/04 to 8/12/05        45%

         The revenue associated with sale of Silicon Oil by Bausch & Lomb has no associated expenses and consequently provides a gross margin of 100%. Any significant reduction in this revenue can have a significant negative impact on gross margin. Any significant decrease in Silicone Oil revenue received by us would have an impact on our financial position, results of operations and cash flows and our stock price could be negatively impacted.

LACK OF AVAILABILITY OF KEY SYSTEM COMPONENTS COULD RESULT IN DELAYS, INCREASED COSTS OR COSTLY REDESIGN OF OUR PRODUCT.

         Although some of the parts and components used to manufacture our products are available from multiple sources, we currently purchase most of our components from single sources in an effort to obtain volume discounts. Lack of availability of any of these parts and components could result in production delays, increased costs, or costly redesign of our products. Any loss of availability of an essential component could result in a material adverse change to our business, financial condition and results of operations. Some of our suppliers are also subject to the FDA's Good Manufacturing Practice regulations. Failure of these suppliers to comply with these regulations could result in the delay or limitation of the supply of parts or components to us, which would adversely affect our financial condition and results of operations.

OUR ABILITY TO MARKET AND SELL OUR PRODUCTS MAY BE ADVERSELY AFFECTED BY LIMITATIONS ON REIMBURSEMENTS BY GOVERNMENT PROGRAMS, PRIVATE INSURANCE PLANS AND OTHER THIRD PARTY PAYORS.

         Our customers bill various third party payors, including government programs and private insurance plans, for the health care services provided to their patients. Third party payors may reimburse the customer, usually at a fixed rate based on the procedure performed, or may deny reimbursement if they determine that the use of our products was elective, unnecessary, inappropriate, not cost-effective, experimental or used for a non-approved indication. Third party payors may deny reimbursement notwithstanding FDA approval or clearance of a product and may challenge the prices charged for the medical products and services. Our ability to sell our products on a profitable basis may be adversely impacted by denials of reimbursement or limitations on reimbursement, compared with reimbursement available for competitive products and procedures. New legislation that further reduces reimbursements under the capital cost pass-through system utilized in connection with the Medicare program could also adversely affect the marketing of our products.

FUTURE LEGISLATION OR CHANGES IN GOVERNMENT PROGRAMS MAY ADVERSELY AFFECT THE MARKET FOR OUR PRODUCTS.

         In the past several years, the federal government and Congress have made proposals to change aspects of the delivery and financing of health care services. We cannot predict what form any future legislation may take or its effect on our business. Legislation that sets price limits and utilization controls may adversely affect the rate of growth of ophthalmic and vascular access product markets. If any future health care legislation were to adversely impact those markets, our product marketing could also suffer, which could adversely impact our business.

WE MAY BECOME INVOLVED IN PRODUCT LIABILITY LITIGATION, WHICH MAY SUBJECT US TO LIABILITY AND DIVERT MANAGEMENT ATTENTION.

         The testing and marketing of our products for applications in ophthalmology and vascular access, our pharmaceutical products and vascular access products entail an inherent risk of product liability, resulting in claims based upon injuries or alleged injuries associated with a defect in the product's performance. Some of these injuries may not become evident for a number of years. Although we are not currently involved in any product liability litigation, we may be a party to litigation in the future as a result of an alleged claim. Litigation, regardless of the merits of the claim or outcome, could consume a great deal of our time and money and would divert management time and attention away from our core business. We maintain limited product liability insurance coverage of $1,000,000 per occurrence and $2,000,000 in the aggregate, with umbrella policy coverage up to $5,000,000 in excess of such amounts. A successful product liability claim in excess of any insurance coverage may adversely impact our financial condition and results of operations. We cannot assure you that product liability insurance coverage will continue to be available to us in the future on reasonable terms or at all.

OUR INTERNATIONAL SALES OPERATIONS COULD BE ADVERSELY IMPACTED BY CHANGES IN LAWS OR POLICIES OF FOREIGN GOVERNMENTAL AGENCIES AND SOCIAL AND ECONOMIC CONDITIONS IN THE COUNTRIES IN WHICH WE OPERATE.

         We derive a portion of our revenues from sales outside the United States. Changes in the laws or policies of governmental agencies, as well as social and economic conditions, in the countries in which we operate could affect our business in these countries and our results of operations. Also, economic factors, including inflation and fluctuations in interest rates and foreign currency exchange rates, and competitive factors, such as price competition, business combinations of competitors or a decline in industry sales from continued economic weakness, both in the United States and other countries in which we conduct business, could adversely affect the our results of operations.

WE ARE DEPENDENT ON OUR MANAGEMENT AND KEY PERSONNEL TO SUCCEED.

         Our principal executive officers and technical personnel have extensive experience with our products, our research and development efforts, the development of marketing and sales programs and the necessary support services to be provided to our customers. Also, we compete with other companies, universities, research entities and other organizations to attract and retain qualified personnel. The loss of the services of any of our executive officers or other technical personnel, or our failure to attract and retain other skilled and experienced personnel, could have a material adverse effect on our ability to manufacture, sell and market our products and our ability to maintain or expand our business.

ANY ACQUISITIONS, STRATEGIC ALLIANCES, JOINT VENTURES AND DIVESTITURES THAT WE EFFECT COULD RESULT IN FINANCIAL RESULTS THAT DIFFER FROM MARKET EXPECTATIONS.

         In the normal course of business, we engage in discussions with third parties regarding possible acquisitions, strategic alliances, joint ventures and divestitures. As a result of any such transactions, our financial results may differ from the investment community's expectations in a given quarter. In addition, acquisitions and alliances may require us to integrate a different company culture, management team and business infrastructure. We may have difficulty developing, manufacturing and marketing the products of a newly acquired company in a way that enhances the performance of our combined businesses or product lines to realize the value from expected synergies. Depending on the size and complexity of an acquisition, our successful integration of the entity depends on a variety of factors including the retention of key employees and the management of facilities and employees in separate geographical areas. These efforts require varying levels of management resources, which may divert our attention from other business operations. If we do not realize the expected benefits or synergies of such transactions, our consolidated financial position, results of operations and stock price could be negatively impacted.

THE MARKET PRICE OF OUR STOCK HAS HISTORICALLY BEEN VOLATILE, AND WE HAVE NOT PAID CASH DIVIDENDS.

         The volatility of our common stock imposes a greater risk of capital losses on shareholders as compared to less volatile stocks. In addition, such volatility makes it difficult to ascribe a stable valuation to a shareholder's holdings of our common stock. The following factors have and may continue to have a significant impact on the market price of our common stock:

         -        announcements of technological innovations;

         - changes in marketing, product pricing and sales strategies or new products by our competitors;

         - any acquisitions, strategic alliances, joint ventures and divestitures that we effect;

         - changes in domestic or foreign governmental regulations or regulatory requirements; and

         - developments or disputes relating to patent or proprietary rights and public concern as to the safety and efficacy of the procedures for which our products are used.

         Moreover, the possibility exists that the stock market, and in particular the securities of technology companies such as ours, could experience extreme price and volume fluctuations unrelated to operating performance. We have not paid any cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future.

OUR RESULTS FLUCTUATE FROM QUARTER TO QUARTER.

         We have experienced quarterly fluctuations in operating results and anticipate continued fluctuations in the future. A number of factors contribute to these fluctuations:

         -        changes in the mix of products sold;

         - the timing and expense of new product introductions by us or our competitors;

         -        fluctuations in royalty income;

         - announcements of new strategic relationships by us or our competitors;

         -        the cancellation or delays in the purchase of our products;

         -        the gain or loss of significant customers;

         -        fluctuations in customer demand for our products; and

         - competitive pressures on prices at which we can sell our products.

         We set spending levels in advance of each quarter based, in part, on our expectations of product orders and shipments during that quarter. A shortfall in revenue, therefore, in any particular quarter as compared to our plan could have a material adverse effect on our results of operations and cash flows. Also, our quarterly results could fluctuate due to general conditions in the healthcare industry or global economy generally, or market volatility unrelated to our business and operating results.

THE IMPACT OF TERRORISM OR ACTS OF WAR COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

         Terrorist acts or acts of war, whether in the United States or abroad, could cause damage or disruption to our operations, our suppliers, channels to market or customers, or could cause costs to increase, or create political or economic instability, any of which could have a material adverse effect on our business.

OUR CHARTER DOCUMENTS AND PENNSYLVANIA LAW MAY INHIBIT A TAKEOVER.

         Certain provisions of Pennsylvania law and our Bylaws could delay or impede the removal of incumbent directors and could make it more difficult for a third party to acquire, or could discourage a third party from attempting to acquire, control of us. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. Our Board of Directors is divided into three classes, with directors in each class elected for three-year terms. The Bylaws impose various procedural and other requirements that could make it more difficult for shareholders to effect certain corporate actions. Our Board of Directors may issue shares of preferred stock without shareholder approval on such terms and conditions, and having such rights, privileges and preferences, as the Board may determine. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. We have no current plans to issue any shares of preferred stock.

             CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

         Certain statements contained in, or incorporated by reference in, this prospectus are forward-looking statements, made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, which provide current expectations or forecasts of future events. Such statements can be identified by the use of terminology such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "plan," "possible," "protect," "should," "will" and similar words or expressions. Our forward-looking statements include certain information relating to general business strategy, growth strategies, financial results, liquidity, product development, the introduction of new products, the potential markets and uses for our products, our regulatory filings with the FDA, the development of joint venture opportunities, the effect of competition on the structure of the markets in which we compete and defending ourselves in litigation matters. One must carefully consider forward-looking statements and understand that such statements involve a variety of risks and uncertainties, known and unknown, and may be affected by assumptions that fail to materialize as anticipated. Consequently, no forward-looking statement can be guaranteed, and actual results may vary materially. It is not possible to foresee or identify all facors affecting our forward-looking statements, and one therefore should not consider the following list of such factors to be an exhaustive statement of all risks, uncertainties or potentially inaccurate assumptions. We undertake no obligation to update any forward-looking statement. Although it is not possible to create a comprehensive list of all factors that may cause actual results to differ from our forward-looking statements, the most important factors include, without limitation, the risk factors set forth in the previous section.

                            INFORMATION ABOUT ESCALON

         We operate in the health care market specializing in the development, manufacture, marketing and distribution of ophthalmic medical devices, pharmaceuticals and vascular access devices.

         BACKGROUND

         In February 1996, we acquired substantially all of the assets and certain liabilities of Escalon Ophthalmics, Inc., a developer and distributor of ophthalmic surgical products. Prior to this acquisition, we devoted substantially all of our resources to research and development of ultrafast laser systems designed for treatment of ophthalmic disorders. As a result of the acquisition of Escalon Ophthalmics, we changed our market focus and are no longer developing laser technology. In October 1997, we licensed our intellectual laser properties to a privately held company in return for an equity interest and future royalties on sales of products relating to our laser technology. The privately held company undertook responsibility for funding and developing the laser technology through to commercialization. The privately held company began selling products related to the laser technology during fiscal 2002.

         To further diversify our product portfolio, in January 1999, we acquired the vascular access product line from Endologix, formerly Radiance Medical Systems, Inc. The vascular access products use doppler technology to aid medical personnel in locating arteries and veins in difficult circumstances. Currently, this product line concentrates on the cardiac catheterization market. We considered this acquisition the first step in a plan to diversity our line of niche medical products. In January 2000, we purchased Sonomed, Inc., a privately held manufacturer of ophthalmic ultrasound diagnostic equipment. In April 2000, we established our wholly owned subsidiary, Escalon Digital Vision, Inc., which entered into a joint venture with MegaVision to develop and market a digital camera back for ophthalmic photography. We terminated the joint venture with Megavision and commenced direct operations within our EMI business unit in January 2002.

         We initially were incorporated in California in 1987, reincorporated in Delaware in 1999 and then reincorporated in Pennsylvania in November 2001. Our principal executive offices are located at 575 East Swedesford Road, Suite 100, Wayne, Pennsylvania 19087, and our telephone number is (610) 688-6830.

         RECENT DEVELOPMENTS

         In March 2004, we issued 800,000 shares of our common stock at a purchase price of $13 per share and warrants to purchase 120,000 shares of our common stock having an exercise price of $15.60 per share to the selling shareholders identified in this prospectus.

         On April 8, 2004, we announced that we intend to make an exchange offer for the ordinary shares of Drew Scientific Group PLC (London Stock Exchange:
DRW), a diagnostics company that specializes in analytical systems for laboratory testing worldwide. The offer is subject to certain conditions, including due diligence and any approvals required under the British City Code on Takeovers and Mergers or other governmental approvals. We cannot assure you that any ordinary shares of Drew Scientific will be tendered in the exchange offer or that we will successfully complete the exchange offer or acquire all or substantially all of the ordinary shares of Drew Scientific.

                              SELLING SHAREHOLDERS

         The following table sets forth information with respect to the number of shares of common stock beneficially owned by the selling shareholders named below and as adjusted to give effect to the sale of the shares offered hereby. The shares beneficially owned have been determined in accordance with rules promulgated by the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. The calculation of the shares beneficially owned does not take into account the limitation on more than 9.99% beneficial ownership contained in the terms of the warrants (as discussed below in note 1). The information in the table below is current as of April 1, 2004. All information contained in the table below is based upon information provided to us by the selling shareholders and we have not independently verified this information. The selling shareholders are not making any representation that any shares covered by the prospectus will be offered for sale. The selling shareholders may from time to time offer and sell pursuant to this prospectus any or all of the

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

common stock being registered. The following numbers may change because of adjustments to reflect stock splits, stock dividends or similar events involving our common stock.

         Some of the selling shareholders may distribute their shares, from time to time, to their affiliates, who may sell shares pursuant to this prospectus. Each selling shareholder may also transfer shares owned by him by gift or transfer, and upon any such transfer the donee would have the same right of sale as the selling shareholder, as long as the shares are transferred in accordance with the terms of the Registration Rights Agreement dated March 16, 2004 between us and the selling shareholders. Pledgees, donees or transferees of or other successors in interest to the selling shareholder, if any, will be identified in a supplement to this prospectus. If the number of shares of common stock transferred is material, the new holders of the shares transferred will also be identified in a post-effective amendment to the Registration Statement.

         The shares being offered by the selling shareholders were acquired in connection with a private placement on March 16, 2004.

                                                          Shares                                     Shares
                                                 Beneficially Owned Prior                      Beneficially Owned
                                                     to Offering(1)(2)         Number of       After Offering(2)(3)
                                                 ------------------------    Shares Being     --------------------
Name of Selling Shareholder                        Number        Percent        Offered       Number       Percent
---------------------------                      ----------     ---------    ------------     ------       -------
BayStar Capital II, L.P.                             28,750         *              28,750        --           --

Castle Creek Technology Partners LLC                 74,750         1.5%           74,750        --           --

The Citizen's Alliance for Better                    28,750         *              28,750        --           --
Neighborhoods

Colonial Fund LLC                                   270,250         5.4           270,250        --           --

Frorer Partners LP                                   46,000         *              46,000        --           --

W. Anthony Hitschler                                115,000         2.3           115,000        --           --

MFN LLC                                              23,000         *              23,000        --           --

Polar Capital LP                                     11,500         *              11,500        --           --

SDS Capital Group SPC, Ltd.                         115,000         2.3           115,000        --           --

SF Capital Partners                                 143,750         2.9           143,750        --           --

Transvest LTD                                        57,500         1.2            57,500        --           --

Treeline Investment Partners, L.P.                    5,750         *               5,750        --           --

                                       11

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------------------------

*        Represents less than 1% of our common stock.

(1) Includes the shares purchasable upon exercise of the warrants. The terms of the warrants provide that the warrants are not exercisable until September 13, 2004 and no selling shareholder may exercise warrants for common stock if such conversion or exercise would result in such selling shareholder beneficially owning more than 9.99% of our outstanding common stock. Unless otherwise indicated below, each selling shareholder has sole voting and investment power with respect to its shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling shareholder.

(2)      Based on 5,015,829 shares outstanding as of April 1, 2004.

(3) We do not know when or in what amounts the selling shareholders may offer for sale the shares of common stock pursuant to this offering. The selling shareholders may choose not to sell any of the shares offered by this prospectus. Because the selling shareholders may offer all or some of the shares of common stock pursuant to this offering, and because, to our knowledge, there are currently no agreements, arrangements or undertakings with respect to the sale of any of the shares of common stock, we cannot estimate the number of shares of common stock that the selling shareholders will hold after completion of the offering. For purposes of this table, we have assumed that the selling shareholder will have sold all of the shares covered by this prospectus upon the completion of the offering.

                              PLAN OF DISTRIBUTION

         The Selling Shareholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

         - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         - an exchange distribution in accordance with the rules of the applicable exchange;

         -        privately negotiated transactions;

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         -        settlement of short sales entered into after the date of this prospectus;

         - broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

         -        a combination of any such methods of sale;

         - through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

         -        any other method permitted pursuant to applicable law.

         The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

         Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling shareholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

         In connection with the sale of our common stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

         The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

         We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

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         Because selling shareholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling shareholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling shareholders.

         We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling shareholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

                                 USE OF PROCEEDS

         While we may receive up to $1,872,000 upon the exercise of the warrants, we will not receive any of the proceeds from the resale of the shares offered under the prospectus by the selling shareholders.

                                  LEGAL MATTERS

         The validity of the issuance of the shares offered under the prospectus has been passed upon for Escalon by Duane Morris LLP, Philadelphia, Pennsylvania. Attorneys of Duane Morris who have recently provided substantive legal services to Escalon owned an aggregate of 5,175 shares of our common stock as of April 1, 2004.

                                     EXPERTS

         The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Escalon Medical Corp. for the year ended June 30, 2003 have been so

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incorporated in reliance on the report of Parente Randolph, LLC, independent auditors, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statement, and other information with the Commission. Such reports, proxy statement, and other information can be read and copied at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Room. The Commission maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission, including our company.

         We maintain an internet site at www.escalonmed.com. The reference to our internet site does not constitute incorporation by reference of the information contained on the internet site.

                           INCORPORATION BY REFERENCE

         The Commission allows us to "incorporate by reference" the documents that we file with the Commission. This means that we can disclose important information to you by referring to you to those documents. Any information we incorporate in this manner is considered part of this prospectus. Any information we file with the Commission after the date of this prospectus and until this offering is completed will automatically update and supersede the information contained in this prospectus.

         We incorporate by reference the following documents that we have filed with the Commission and any filings that we will make with the Commission in the future under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed.

         (a) Our Annual Report on Form 10-K for the fiscal year ended June 30, 2003;

         (b) Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003; and

         (c) Our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2003.

         (d)      Our Current Report on Form 8-K filed on March 18, 2004.

         (e)      Our Current Report on Form 8-K filed on April 8, 2004.

         (f)      Our Current Report on Form 8-K filed on April 20, 2004.

         (g) The description of our common stock set forth under the caption "Approval of the Reincorporation of the Company from Delaware to Pennsylvania" in our proxy statement filed with the Commission pursuant to
Section 14(a) of the Exchange Act on October 1, 2001.

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         All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d)
of the Exchange Act after the date of this prospectus and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents. Any statement incorporated in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement and any statement contained in this prospectus shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in any subsequently filed document that is deemed to be incorporated by reference modifies or supersedes such statement.

         We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated in this prospectus by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference herein). Such requests should be addressed to: Richard J. DePiano, Chairman and Chief Executive Officer, Escalon Medical Corp., 575 East Swedesford Road, Wayne, PA 19087, (610) 688-6830.

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